 Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Of

DYNARESOURCE, INC.

DynaResource, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is DynaResource, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on December 8, 1997 and further amended on February 13, 1998, October 3, 2007, and February 15, 2012.

SECOND: This Amended and Restated Certificate of Incorporation restates and integrates and also amends the Original Certificate as amended in accordance with Section 245 of the General Corporation Law of the State of Delaware (the “General Corporation Law”). The Corporation certifies that the amendments effected by this Amended and Restated Certificate of Incorporation have been adopted in accordance with Section 242 of the General Corporation Law.

THIRD: The text of the Original Certificate, as restated and integrated and also amended hereby, shall read in its entirety as follows:

ARTICLE I

The name of the corporation is DynaResource, Inc.

ARTICLE II

The address of the corporation’s registered office is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the name of the corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose or purposes for which the corporation is organized shall be and include the transaction of any or all lawful business for which corporations may be incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

1. Authorized Capital. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 45,001,000 shares, consisting of (i) twenty-five million (25,000,000) shares of Common Stock, par value $.01 per share (“Common Stock”), and (ii) 20,001,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”), of which one thousand (1,000) shares shall be designated as Series A Preferred Stock.

2. Common Stock.

a. Dividends. Subject to the rights, if any, of the holders of Preferred Stock with respect to the payment of dividends and the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for the benefit of such holders and subject to any other conditions that may be fixed in or pursuant to the provisions of this Article IV, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock out of assets which are legally available therefore. Any such dividends shall be divided among the holders of the Common Stock on a pro rata basis.

b. Liquidation. In the event of any liquidation of the corporation, after payment or provision for payment of the debts and liabilities of the corporation and after distribution to the holders of Preferred Stock of the amounts fixed in or pursuant to the provisions of this Article IV, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation, tangible and intangible, of whatever kind available for distribution to stockholders. Any such assets shall be divided among the holders of Common Stock on a pro rata basis.

c. Voting. Except as may otherwise be required by law and subject to the rights of the holders of Preferred Stock fixed in or pursuant to this Article IV, each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on each matter submitted to a vote of the stockholders.

3. Preferred Stock.

a. General. Shares of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have any designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed in this Article IV and in any resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter prescribed (a “Preferred Stock Designation”).

b. Authority of Board of Directors; Preferred Stock Designation. In addition to the series of Preferred Stock authorized pursuant to paragraph 4 of this Article IV, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(1) whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(2) the number of shares to constitute the series and the designations thereof;

(3) the preferences and relative, participating, optional, or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(4) whether or not the shares of any series shall be redeemable at the option of the corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which and the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

(5) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof, and the terms and provisions relative to the operation thereof;

(6) the dividend rate, whether dividends are payable in cash, stock of the corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(7) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the corporation;

(8) whether or not the shares of any series, at the option of the corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(9) any other special rights and protective provisions with respect to any series that the Board of Directors may deem advisable.

c. Separate Series; Increase or Decrease in Authorized Shares. The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects and in any other manner. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series. Unless otherwise provided in the Preferred Stock Designation, the Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution subtracting from such series authorized and unissued shares of Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

4. Series A Preferred Stock. There shall be authorized a series of Preferred Stock which shall have the designation and powers, preferences and rights, and qualifications, limitations and restrictions thereof, set forth in this Article IV. The designation of this series of Preferred Stock (“Series A Preferred Stock”) shall be “Series A Preferred Stock”, and the total number of authorized shares of such series shall be 1,000. Subject to the provisions of the Certificate of Incorporation, such number of shares may be increased or decreased from time to time by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of such series then issued and outstanding, plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, warrants or rights or the conversion or exchange of outstanding indebtedness or other securities issued by the corporation. Shares of Series A Preferred Stock shall have no dividend, voting or other rights except for the right to elect Class I Directors as set forth in Article V below.

ARTICLE V

The Board of Directors shall be divided into two classes of directors, Class I Directors and Class II Directors, all of whom shall be eligible for election at each annual meeting of the stockholders. The Board of Directors shall have the right to fix the number of directors from time to time; provided that the number of Class I Directors shall always be equal to the number of Class II Directors plus one. The Class I Directors shall be elected by the vote of the holders of the issued and outstanding shares of Series A Preferred Stock voting together as a single class and the Class II Directors shall be elected by the vote of the holders of the issued and outstanding shares of Common Stock voting together as a single class. To the extent that no shares of Series A Preferred Stock are issued and outstanding, then all directors shall be elected by the vote of the holders of the issued and outstanding shares of Common Stock voting together as a single class.

ARTICLE VI

The period of the corporation’s duration is perpetual.

ARTICLE VII

The right to accumulate votes in the election of directors, and/or cumulative voting by any stockholder of the corporation, is hereby expressly denied.

ARTICLE VIII

The right to preemptive rights to acquire additional, unissued, or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire additional shares of the corporation, is hereby expressly denied.

ARTICLE IX

All of the corporation’s directors and officers and former directors and officers and all persons who may have served at the corporation’s request as a director or officer of another corporation in which the corporation is a creditor or substantial stockholder, shall be indemnified against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding, in which they, or any of them, are made parties, or a party by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct. The foregoing right to indemnity shall include reimbursement of the amounts and expenses paid or incurred in settlement thereof or a plea of nolo contendere (or other plea of substantially the same import and effect) which, in the opinion of counsel for the corporation, appears to be in the interest of the corporation. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled by law or under any bylaws, agreement, vote of stockholders or otherwise.

ARTICLE X

No contract or other transaction between the corporation and any person, firm, association or corporation and no act of the corporation shall, in the absence of fraud, be invalidated, or in any way affected by the fact that any of the directors of the corporation are pecuniarily or otherwise interested, directly or indirectly, in such contract, transaction or act, or are related to or interested in such person, firm, association or corporation as a director, stockholder, officer, employee, member or otherwise. Any director so interested or related who is present at any meeting of the Board of Directors or committee of directors at which action on any such contract, transaction or act is taken may be counted in determining the presence of a quorum at such meeting and may vote at such meeting with respect to such contract, transaction or act with like force and effect as if he were not so interested or related. No director so interested or related shall, because of such interest or relationship, be disqualified from holding his office or be liable to the corporation or to any stockholder or creditor thereof for any loss incurred by the corporation under or by reason of such contract, transaction or act, or be accountable for any gains or profits he may have realized therein.

ARTICLE XI

The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the corporation; provided, however, that the grant of such authority shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal the Bylaws. In addition to the authority and powers hereinabove or by statute conferred upon the directors, the directors are hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject to the provisions of the General Corporation Law, this Certificate of Incorporation and any Bylaws adopted by the stockholders of the corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the corporation shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation as of July 6, 2012.

DYNARESOURCE, INC.

By: __________________________
Name: K.W. (“K.D.”) Diepholz
Title: President

Attest:

__________________________
Charles Smith
Secretary